Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE
Media contacts:

August 1, 2006	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Reports Continued Strong Quarterly Results

Sustained Industry-Leading Growth in Wireless and Broadband, Improving

Trends at Verizon Business Produce Solid 2Q Revenues and Margins

SECOND-QUARTER 2006 HIGHLIGHTS

Consolidated

•	Diluted earnings per share (EPS) of 55 cents, or 64 cents per share before special items (non-GAAP measure)

•	Reported revenues of $22.7 billion, up 25.6 percent from second quarter 2005

•	Company reiterates full-year EPS guidance

Wireless

•	Total ARPU up year-over-year and up from first quarter 2006; retail ARPU of $50.34

•	1.8 million net customer additions; 54.8 million total customers, up 15.8 percent from second quarter 2005; 52.6 million retail customers

•	Total revenues up 18.0 percent from second quarter 2005, with data service revenues topping $1 billion for the quarter; EBITDA margin (non-GAAP) of 44.4 percent

•	Consecutive quarterly industry-record low churn rates (customer turnover); 1.13 percent total churn; 1.05 percent retail churn; 0.87 percent retail postpaid churn

Wireline

•	440,000 net new broadband connections, including 111,000 FiOS Internet customers; 6.1 million total broadband connections, up 47.9 percent from second quarter 2005

•	Data revenues of $4.0 billion, up 89.8 percent from second quarter 2005, including results from Verizon Business domestic and global operations

Verizon News Release, page 2

•	Integration of former MCI operations ahead of plan; synergies continue ramp-up and revenue trends improve

Notes: Reclassifications of prior-period amounts have been made to reflect comparable results excluding Verizon’s Hawaii wireline and directory operations, which were sold in the second quarter 2005. See the schedules accompanying this news release and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for the non-GAAP financial measures included in this announcement.

NEW YORK — Maintaining industry-leading growth in wireless and broadband markets, Verizon Communications Inc. (NYSE:VZ) today reported continued strong financial and operational results for the second quarter 2006.

Verizon reported quarterly earnings of $1.6 billion, or 55 cents per diluted share, compared with $2.1 billion, or 75 cents per share, in the second quarter 2005.

Reported earnings in the second quarter 2006 reflect 9 cents per share in special items for severance and related pension and benefits charges, and for employee relocations and merger integration costs. Reported earnings in the second quarter 2005 had included a net of 12 cents per share in non-recurring gains, principally from the sale of Verizon’s wireline and directory operations in Hawaii.

Before special items (non-GAAP), Verizon’s earnings were 64 cents per share in the second quarter 2006, compared with 63 cents in the second quarter 2005.

For the full year, Verizon has reiterated guidance of 2006 EPS similar to 2005 earnings of $2.56 per share before special items.

Consolidated operating revenues in the second quarter 2006 were $22.7 billion, a 25.6 percent increase compared with the second quarter 2005. Consolidated total operating expenses were $19.1 billion, a 35.7 percent increase compared with the second quarter 2005. Reported results in the second quarter 2006 include revenues and expenses from the former MCI, Inc., which merged with Verizon on Jan. 6, 2006.

Verizon News Release, page 3

On a pro-forma (non-GAAP) basis, comparing second quarter 2006 with second quarter 2005, adjusted operating revenues increased 2.3 percent, adjusted cash expenses increased 1.0 percent and adjusted operating income increased 12.4 percent. Adjusted operating income margins, including the effects of net pension and OPEB (other post-retirement benefits), would have been 17.7 percent in second quarter 2006, compared with 16.1 percent in second quarter 2005. Pro-forma adjusted information presents the combined operating results of Verizon and the former MCI on a comparable basis.

Focused on Growth and Shareholder Value

“Our second-quarter results are strong, and we are gaining momentum as we focus on growth initiatives and creating shareholder value,” said Ivan Seidenberg, Verizon chairman and CEO. “We have maintained excellent cost management across our network-based wireless, broadband and enterprise businesses, and we are confident in our ability to grow earnings.”

He continued: “Verizon Wireless produced another industry-leading quarter of profitable growth. The sustainability of the company’s market leadership is due to our network reliability, handset and services innovation, and exceptional customer loyalty.

“In our wireline business, we continue to see strong demand for broadband services. Verizon Telecom is tightly controlling costs in traditional businesses as we make the fiber network investments to accelerate growth and market expansion. At Verizon Business, we’re off to an aggressive start. Using the Verizon model of network strength, product and service innovation, and quality customer service, we already see revenue trends improving, coupled with declining costs.

“As our strategic initiatives are proceeding on target, we are continuing our share repurchase program in another sign of our confidence.”

Verizon News Release, page 4

Verizon Wireless Again Leads Industry

Verizon Wireless again generated industry-leading net customer additions and profitability in the second quarter 2006, and again set new all-time low churn records among the major carriers.

This was the 16th consecutive quarter of double-digit, year-over-year revenue growth. This was the sixth consecutive quarter with EBITDA margins above 40 percent, the ninth consecutive quarter in which the company added more than 1.5 million total customers and the eighth consecutive quarter in which it added more than 1.5 million retail customers.

Verizon Wireless added 1.8 million net customers in the second quarter 2006, for a total of 54.8 million customers nationwide, representing a 15.8 percent increase in total customers from the end of the second quarter last year. During the past 12 months, the company added nearly 7.5 million net customers, more than any other carrier in the industry.

All of the net additions in the quarter and almost all of those in the past 12 months were retail customers — that is, businesses and consumers directly served and managed by Verizon Wireless and who buy Verizon Wireless-branded service, rather than customers of the company’s resellers.

Verizon Wireless continued to set new industry records for low customer churn, a key measure of customer loyalty. For the second quarter 2006, total churn was a record-low 1.13 percent, and churn among the company’s retail postpaid customers was 0.87 percent, another record.

Verizon Wireless revenues grew 18.0 percent year-over-year to $9.3 billion in the second quarter 2006, driven by continued strong customer growth and demand for data services. Topping $1.0 billion for the first time in a quarter, wireless data revenues accounted for nearly 12.9 percent of total wireless service revenues.

Verizon News Release, page 5

Verizon Wireless operating income margin was 25.6 percent in the quarter, reflecting its ability to maintain industry-leading cost efficiency even as it added the most retail customers.

Wireless EBITDA margin was 44.4 percent. (EBITDA — or earnings before interest, taxes, depreciation and amortization — is a non-GAAP measure that adds depreciation and amortization to operating income; EBITDA margin is calculated by dividing EBITDA by wireless service revenues.)

Strong Demand for Wireline Broadband

In the second quarter, Verizon’s wireline business added 440,000 net broadband connections, which include both DSL and FiOS, Verizon’s next-generation, fiber-optic-based service. Over the past three quarters, Verizon has added 1.6 million net new DSL and FiOS customers, more than any other company offering broadband services in the United States for that period.

FiOS Internet customers accounted for 111,000 of the net broadband connection additions in the second quarter 2006 and now make up 375,000 of the company’s 6.1 million total wireline broadband connections, which have increased 47.9 percent compared with the second quarter 2005. FiOS data services are becoming increasingly available for sale in 16 states, as Verizon’s FTTP (fiber to the premises) network passed a total of 4.5 million premises by mid-July 2006 and is on target to pass 6 million premises by year-end.

Penetration of FiOS Internet services now stands at 12 percent across all markets. In markets where Verizon has been selling FiOS data services for at least a year, the average penetration rate was 15 percent at the one-year mark, well on the way toward achieving the company’s goal

Verizon News Release, page 6

of 30 percent penetration in five years. Earnings dilution from FiOS data and video deployment was 7 cents per share in the second quarter 2006 and is expected in the range of 28 cents per share to 30 cents per share for the full year.

Total wireline operating revenues were $12.8 billion in the second quarter 2006, an increase of 35.3 percent compared with the second quarter 2005 on an adjusted basis (non-GAAP) excluding revenues from operations sold in 2005. On the same adjusted basis, total wireline operating expenses were $11.6 billion in the second quarter 2006, a 40.1 percent increase compared with the second quarter 2005.

On a pro-forma basis, wireline operating revenues decreased 6.2 percent comparing second quarter 2006 with second quarter 2005, driven in part by expected declines in the former MCI mass market business. Also on a pro-forma basis, wireline cash expenses (total operating expenses less depreciation and amortization expense) of $9.1 billion in the second quarter 2006 decreased 6.7 percent compared with the second quarter 2005.

Verizon Business Builds Momentum

Verizon Business, which provides advanced communications and information technology solutions to large business and government customers globally, steadily built momentum during the second quarter.

Verizon Business experienced improving revenue trends in the quarter. The business remains ahead of plan to achieve its 2006 target of $550 million in synergies from the MCI merger. By the end of the second quarter, approximately $200 million in synergies were realized, at a rate that will continue to ramp up through the remainder of the year.

Compared with the first quarter 2006, Verizon Business operating revenues increased 1.6 percent, on a pro-forma basis, to $5.1 billion in the second quarter 2006. Over the same period, pro-forma revenues from strategic growth products — including a variety of IP (Internet protocol) and managed network services — rose 5.4 percent, to $938 million.

Verizon News Release, page 7

Verizon Business continued to deliver on the success of its January 2006 launch, unveiling additional products and services that meet customers’ advanced communications and information technology needs. As the business communications market continued its shift to IP technology, Verizon Business moved to further enhance its industry-leading VoIP (voice over IP) product portfolio, rolling out new offerings such as a VoIP security assessment service in the U.S. and extending VoIP capabilities to international markets.

Cash Flows and Additional Share Repurchases

At the consolidated level, Cash Flows from Operating Activities were $11.5 billion in the first half of 2006, compared with $9.9 billion in the first half of 2005. Capital expenditures were $8.3 billion in the first half of 2006, including a nearly $1.0 billion increase in wireline investment primarily driven by the inclusion of MCI, compared with $7.5 billion in 2005.

In the first half of the year, Verizon repurchased $1.0 billion in shares, meeting its previously stated full-year target. The company plans to continue its share buyback program in 2006, and it is targeting an additional $500 million in repurchases in the second half.

Verizon’s total debt at the end of the second quarter 2006 was $42.4 billion, compared with $38.3 billion at the end of 2005. The increase was primarily due to the addition of MCI’s debt as a result of the merger.

Special Items and Other Information

Special items in the second quarter 2006 included $186 million in after-tax charges, or 6 cents per share, for severance and related charges for 3,200 employees, primarily in the company’s wireline business, who will leave Verizon before the end of the year. At the end of the second quarter, Verizon had more than 252,000 employees — essentially flat with the first-quarter total, as job growth in wireless balanced declines in other areas of the business.

Verizon News Release, page 8

Other special items were $48 million after-tax, or 2 cents per share, for MCI merger integration costs, and $29 million after-tax, or 1 cent per share, for relocation and other costs related to the Verizon Center in New Jersey.

In April 2006, Verizon announced that definitive agreements were reached to sell its interests in Verizon Dominicana, Telecomunicaciones de Puerto Rico and Compañia Anónima Nacional Teléfonos de Venezuela. Verizon Dominicana and Telecomunicaciones de Puerto Rico are now reported as discontinued operations.

Business Highlights

Following are second-quarter 2006 highlights for Verizon’s Wireless, Wireline and Information Services business segments.

Wireless:

•	Based on publicly available information, Verizon Wireless has the largest retail customer base in the industry — 52.6 million retail customers of 54.8 million total customers, which includes retail and wholesale. In keeping with the company’s focus on retail, Verizon Wireless delivered not only the most net additions in the industry in the second quarter, but also the most retail net additions.

•	Service revenues (which do not include taxes and regulatory fees) increased 16.9 percent to $8.0 billion for the second quarter 2006. Average monthly service revenue per customer (ARPU) increased to $49.71, up 0.6 percent from the similar period in 2005 and up 2.1 percent from the prior quarter. Retail service revenue per retail customer was higher at $50.34 for the quarter, an increase of 0.5 percent over 2005.

•	The company’s cost efficiency continued to lead the industry, as cash expense per customer in the second quarter declined 1.8 percent year-over-year to $27.66, even as the company added a high volume of customers.

•	Data services revenues contributed slightly over $1.0 billion, more than double the same period a year ago. This was the first time quarterly data services revenues exceeded the billion-dollar mark. In the second quarter, data revenues contributed 12.9 percent of service

Verizon News Release, page 9

revenues, up from 7.0 percent in the second quarter of 2005. Data ARPU increased 84 percent from second quarter 2005. The company now has 28.9 million data customers — a 52 percent increase compared with second quarter 2005.

•	Driving the growth in data services revenues are the company’s national 3G EV-DO high-speed network and an industry-leading lineup of business and consumer devices. By the end of the second quarter, 10 million customers had broadband-capable devices, including phones, PDAs, Blackberries and laptop PC cards.

•	During the second quarter, the company continued to expand its business customer base and ranked highest in the second annual J.D. Power and Associates 2006 Business Wireless Satisfaction StudySM. The survey of 2,725 businesses measured overall customer satisfaction with call quality, performance and reliability, customer service, billing and other criteria.

•	For business customers, Verizon Wireless introduced two new PDAs, the ultra-thin Motorola Q and the Treo 700p, the latest in a steady stream of handheld devices that offer productivity solutions for mobile professionals. Both devices provide all-in-one voice and data capabilities and use Verizon Wireless’ high speed, award-winning broadband network to send and receive data.

•	For consumers, the company launched four new V CAST Music-enabled phones: the sleek, music-centric ChocolateTM by LG, available exclusively from Verizon Wireless; the LG VX 8300; the RAZR V3m and the SCH-a930. V CAST Music lets customers preview, download and play high-quality, digital music on their handsets over the Verizon Wireless broadband network or on their PCs, as well as transfer their own music from their PC to their handset. Verizon Wireless also launched the industry’s only wireless phone with a 3.2 mega pixel camera, the SCH a-990, and ChaperoneSM service, a new tool for parents to help identify the whereabouts of their young children who are carrying an LG Migo phone.

•	The company continued to expand its distribution channels by adding post-paid service plans to its pre-paid lineup at 1,900 Wal-Mart stores nationwide.

•	Verizon Wireless customers sent and received an industry-record-setting 12 billion text messages in the quarter. Customers exchanged more than 232 million picture and video messages and completed nearly 55 million downloads of games, ringtones, ringback tones and exclusive content.

•	Verizon Wireless continued to garner top honors during the quarter for its industry-leading customer satisfaction and loyalty. The company ranked first in the American Customer Satisfaction Index (ACSI) survey and the Brandweek 2006 Brand Keys Customer Loyalty Index®, and tied for first place in the J.D. Power and Associates 2006 Wireless Customer Care Performance StudySM.

Verizon News Release, page 10

Wireline:

•	Data revenues were $4.0 billion in the second quarter 2006, up 89.8 percent from the second quarter 2005 — a comparison favorably affected by the inclusion of MCI this year. Data revenues now make up 31 percent of Verizon’s total wireline revenues.

Verizon Telecom

•	Verizon’s video deployment plans remain on track. Verizon has passed more than 1.5 million households with its FTTP video network this year and has obtained more than 100 franchises covering approximately 3 million households. The company has begun selling FiOS TV in approximately 60 markets across seven states.

•	In markets where Verizon has been selling FiOS TV for at least six months, Verizon’s penetration levels already average 10 percent, representing significant progress toward the company’s goal of penetration of 20 percent to 25 percent in five years.

•	More than 60 percent of FiOS TV customers have selected advanced set-top boxes with either digital video recorders, high-definition capabilities or both. Approximately 80 percent of FiOS TV customers purchase three Verizon services — voice, data and video.

•	Complementing the FiOS TV rollout, Verizon now has 485,000 customers who receive a Verizon DIRECTV bundle, adding a company-record 70,000 net new customers in the quarter.

•	Total switched access lines in service — not including wireline broadband connections — were 47.0 million at the end of the second quarter 2006, a 7.4 percent decline compared with the second quarter 2005. Among Verizon residential retail customers, gains in wireline broadband connections helped increase RGUs (revenue generating units, defined as consumer retail access lines plus consumer broadband and video customers) by 1.0 percent year-over-year to 32.3 million.

•	Verizon Freedom packages, which offer local wireline services with various combinations of long-distance and Internet access, have been instrumental in retaining retail wireline customers. Approximately 6.9 million Verizon Freedom packages were in service to mass market (residential and small business) customers by the end of the second quarter 2006, an increase of more than 2 million since the end of the second quarter 2005.

Verizon Business

•	Verizon Business is executing ahead of schedule on previously announced network synergy targets. Ninety percent of the voice traffic previously on third-party networks formerly used by Verizon prior to the MCI merger has been moved to the Verizon Business network. Also, 100 percent of the IP traffic has been moved to the Verizon Business network.

Verizon News Release, page 11

•	Several leading industry authorities recognized the power of Verizon Business’ go-to-market strategy and product portfolio during the second quarter. Verizon Business achieved leader status in the Gartner Magic Quadrant as a Provider of Managed and Professional Services and as U.S. Network Service Provider of Advanced Voice and Data Solutions. Additionally, the company was cited for the Highest Customer Satisfaction With Large Enterprise Business Data Service Providers by J.D. Power and Associates.

•	New Verizon Business offerings during the second quarter included an expanded suite of solutions to VoIP services available in Europe, as well as an enhanced IP Integrated Access offering. Additionally, Verizon Business launched a global VoIP Gateway service for the wholesale market.

•	Verizon Business also introduced significant enhancements to conferencing offerings and launched Hosted Secure IM service, which enables real-time collaboration and communications in the workplace that meets enterprise needs for security and usage management. In addition, Verizon Business introduced a suite of services designed to help ensure business continuity. The portfolio addresses the growing customer need for business continuity preparedness that will allow businesses to maintain vital communications and operations systems during unforeseen events such as natural disasters.

•	Verizon Business completed new agreements in the second quarter with multinational corporations, including DaimlerChrysler and McDonald’s. Verizon Business is a primary provider of advanced communications services, including managed services, for DaimlerChrysler in North America, Europe, the Middle East, Africa and other locations. Rapid Solutions Group, a leading digital communications company providing printing and fulfillment services, entered into a new agreement with Verizon Business for Managed Private IP to enable its nationwide data communications. JCPenney added new CPE (customer premises equipment) and professional services in the quarter to enhance its nationwide retail store communications.

•	Internationally, Verizon Business has seen significant growth with both new and existing customers over the quarter. New customers include Helly Hansen, a global manufacturer of high-performance clothing and survival products, and REANNZ, a New Zealand research and education network. Helly Hansen has contracted for a Managed Private IP network to link its operations in 17 countries. REANNZ has chosen Verizon Business to develop a high-speed private network to facilitate international academic collaboration for New Zealand researchers. Other new customers include D’Amico Società di Navigazione, a ship owner and shipping company, and Esmertec, a leading provider of software solutions and services for telecommunications, interactive multimedia and consumer electronics markets. Existing customers who have extended their relationship with Verizon Business include Black & McDonald, a Canadian electrical, utility and maintenance service provider.

Information Services:

In December 2005, Verizon announced that it is exploring divesting Verizon Information Services (VIS) through a spinoff, sale or other strategic transaction. In July 2006, Verizon

Verizon News Release, page 12

announced the filing of a Form 10 registration statement with the Securities and Exchange Commission in a step toward a proposed spinoff of Verizon’s domestic print and Internet yellow pages directories to its stockholders. Verizon has not yet made a final decision whether a spinoff will occur, but the company continues to expect to complete a disposition of these operations — which could include the spinoff, a sale or other transaction, or combination of these alternatives — by the end of 2006. Since this process is still ongoing, VIS’ results of operations, financial position and cash flows remain in continuing operations.

•	VIS’ second-quarter operating revenues were $802 million compared with $870 million in the second quarter of 2005, a 7.8 percent decline, primarily driven by reductions in domestic print advertising revenues.

•	In the second quarter, VIS’ domestic online directory and search service, SuperPages.com, achieved revenue growth of 12.2 percent compared with the second quarter of 2005, and Internet yellow pages searches increased 143.9 percent over the same period.

Verizon Communications Inc. (NYSE:VZ), a Dow 30 company, is a leader in delivering broadband and other wireline and wireless communication innovations to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving nearly 55 million customers nationwide. Verizon Business operates one of the most expansive wholly-owned global IP networks. Verizon Telecom is deploying the nation’s most advanced fiber-optic network to deliver the benefits of converged communications, information and entertainment services to customers. Based in New York, Verizon has a diverse workforce of more than 252,000 and generates annual consolidated operating revenues of approximately $90 billion. For more information, visit www.verizon.com.

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NOTE: This news release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; the timing of the closings of the sales of our Latin American and Caribbean properties; and the extent and timing of our ability to obtain revenue enhancements and cost savings following our business combination with MCI, Inc.

Verizon Communications Inc.

Consolidated Statements of Income

	(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 6/30/06	3 Mos. Ended 6/30/05	% Change	6 Mos. Ended 6/30/06	6 Mos. Ended 6/30/05	% Change
Operating Revenues	$22,678	$18,053	25.6	$44,736	$35,735	25.2

Operating Expenses
Cost of services and sales	8,778	6,077	44.4	17,367	12,029	44.4
Selling, general & administrative expense	6,679	5,110	30.7	12,867	10,187	26.3
Depreciation and amortization expense	3,630	3,410	6.5	7,319	6,786	7.9
Sales of businesses, net	—	(530)	(100.0)	—	(530)	(100.0)

Total Operating Expenses	19,087	14,067	35.7	37,553	28,472	31.9

Operating Income	3,591	3,986	(9.9)	7,183	7,263	(1.1)
Equity in earnings of unconsolidated businesses	171	178	(3.9)	328	371	(11.6)
Other income and (expense), net	60	77	(22.1)	163	202	(19.3)
Interest expense	(590)	(528)	11.7	(1,226)	(1,076)	13.9
Minority interest	(986)	(711)	38.7	(1,854)	(1,321)	40.3

Income Before Provision for Income Taxes, Discontinued Operations and Cumulative Effect of Accounting Change	2,246	3,002	(25.2)	4,594	5,439	(15.5)
Provision for income taxes	(754)	(933)	(19.2)	(1,566)	(1,684)	(7.0)

Income Before Discontinued Operations and Cumulative Effect of Accounting Change	1,492	2,069	(27.9)	3,028	3,755	(19.4)
Income from discontinued operations, net of tax(1)	119	44	170.5	257	115	123.5
Cumulative effect of accounting change, net of tax	—	—	—	(42)	—	—

Net Income	$1,611	$2,113	(23.8)	$3,243	$3,870	(16.2)

Basic Earnings per Common Share (3)
Income before discontinued operations and cumulative effect of accounting change	$.51	$.75	(32.0)	$1.04	$1.36	(23.5)
Income from discontinued operations, net of tax	$.04	$.02	100.0	$.09	$.04	125.0
Cumulative effect of accounting change, net of tax	$—	$—	—	$(.01)	$—	—
Net income	$.55	$.76	(27.6)	$1.11	$1.40	(20.7)

Weighted average number of common shares (in millions)	2,910	2,766		2,913	2,768

Diluted Earnings per Common Share (2) (3)
Income before discontinued operations and cumulative effect of accounting change	$.51	$.74	(31.1)	$1.03	$1.34	(23.1)
Income from discontinued operations, net of tax	$.04	$.02	100.0	$.09	$.04	125.0
Cumulative effect of accounting change, net of tax	$—	$—	—	$(.01)	$—	—
Net income	$.55	$.75	(26.7)	$1.11	$1.38	(19.6)

Weighted average number of common shares-assuming dilution (in millions)	2,949	2,818		2,955	2,819

Footnotes:

(1)	Discontinued Operations includes our interests in Telecomunicaciones de Puerto Rico, Inc. and Verizon Dominicana, C. por A.
(2)	Diluted Earnings per Share include (i) income related to share dilution (exchangeable equity interests and zero coupon convertible debt) of $12 million and $27 million for the second quarter and year-to-date 2006, respectively, and $14 million and $28 million for the second quarter and year-to-date 2005, respectively, and (ii) the dilutive effect of shares issuable under our stock-based compensation plans, exchangeable equity interests and zero coupon convertible debt, which represent the only potential dilution. The zero coupon debt was retired on May 15, 2006.
(3)	EPS totals may not add due to rounding.

Verizon Communications Inc.

Consolidated Statements of Income Before Special Items

	(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 6/30/06	3 Mos. Ended 6/30/05	% Change	6 Mos. Ended 6/30/06	6 Mos. Ended 6/30/05	% Change
Operating Revenues(1)
Wireline	$12,780	$9,445	35.3	$25,264	$18,812	34.3
Domestic Wireless	9,262	7,846	18.0	18,075	15,264	18.4
Information Services	802	870	(7.8)	1,639	1,751	(6.4)
Other	(166)	(161)	3.1	(242)	(294)	(17.7)

Total Operating Revenues	22,678	18,000	26.0	44,736	35,533	25.9

Operating Expenses(1)
Cost of services and sales	8,778	6,057	44.9	17,367	11,956	45.3
Selling, general & administrative expense	6,258	5,097	22.8	12,345	10,136	21.8
Depreciation and amortization expense	3,630	3,410	6.5	7,319	6,786	7.9

Total Operating Expenses	18,666	14,564	28.2	37,031	28,878	28.2

Operating Income	4,012	3,436	16.8	7,705	6,655	15.8
Operating income impact of operations sold(1)	—	20	(100.0)	—	78	(100.0)
Equity in earnings of unconsolidated businesses	171	178	(3.9)	328	371	(11.6)
Other income and (expense), net	60	77	(22.1)	163	202	(19.3)
Interest expense	(590)	(528)	11.7	(1,200)	(1,076)	11.5
Minority interest	(986)	(711)	38.7	(1,854)	(1,321)	40.3

Income Before Provision for Income Taxes and Discontinued Operations	2,667	2,472	7.9	5,142	4,909	4.7
Provision for income taxes	(912)	(749)	21.8	(1,772)	(1,500)	18.1

Income Before Discontinued Operations	1,755	1,723	1.9	3,370	3,409	(1.1)
Income from discontinued operations, net of tax(2)	119	44	170.5	257	115	123.5

Net Income Before Special Items	$1,874	$1,767	6.1	$3,627	$3,524	2.9

Basic Earnings per Common Share (4)
Income before discontinued operations	$.60	$.62	(3.2)	$1.16	$1.23	(5.7)
Income from discontinued operations, net of tax	$.04	$.02	100.0	$.09	$.04	125.0
Net income	$.64	$.64	—	$1.25	$1.27	(1.6)

Weighted average number of common shares (in millions)	2,910	2,766		2,913	2,768

Diluted Adjusted Earnings per Common Share (3) (4)
Income before discontinued operations	$.60	$.62	(3.2)	$1.15	$1.22	(5.7)
Income from discontinued operations, net of tax	$.04	$.02	100.0	$.09	$.04	125.0
Net income	$.64	$.63	1.6	$1.24	$1.26	(1.6)

Weighted average number of common shares-assuming dilution (in millions)	2,949	2,818		2,955	2,819
Footnotes: (1) Reclassifications of prior period amounts have also been made, where appropriate, to reflect comparable operating results excluding primarily Wireline access lines sold, as follows:
Revenues	$—	53		$—	$202
Expenses	$—	33		$—	$124

(2)	Discontinued Operations includes our interests in Telecomunicaciones de Puerto Rico, Inc. and Verizon Dominicana, C. por A.
(3)	Diluted Earnings per Share include (i) income related to share dilution (exchangeable equity interests and zero coupon convertible debt) of $12 million and $27 million for the second quarter and year-to-date 2006, respectively, and $14 million and $28 million for the second quarter and year-to-date 2005, respectively, and (ii) the dilutive effect of shares issuable under our stock-based compensation plans, exchangeable equity interests and zero coupon convertible debt, which represent the only potential dilution. The zero coupon debt was retired on May 15, 2006.
(4)	EPS totals may not add due to rounding.

Verizon Communications Inc.

Consolidated Statements of Income - Reconciliations

	(dollars in millions, except per share amounts)

	3 Mos. Ended 6/30/06 Reported (GAAP)	Special and Non-Recurring Items			3 Mos. Ended 6/30/06 Before Special Items
Unaudited		Merger Integration Costs	Verizon Center Relocation, net	Severance, Pension and Benefits Charges
Operating Revenues	$22,678	$—	$—	$—	$22,678

Operating Expenses
Cost of services and sales	8,778	—	—	—	8,778
Selling, general & administrative expense	6,679	(76)	(45)	(300)	6,258
Depreciation and amortization expense	3,630	—	—	—	3,630
Sales of businesses, net	—	—	—	—	—

Total Operating Expenses	19,087	(76)	(45)	(300)	18,666

Operating Income	3,591	76	45	300	4,012
Operating income impact of operations sold	—	—	—	—	—
Equity in earnings of unconsolidated businesses	171	—	—	—	171
Other income and (expense), net	60	—	—	—	60
Interest expense	(590)	—	—	—	(590)
Minority interest	(986)	—	—	—	(986)

Income Before Provision for Income Taxes, Discontinued Operations	2,246	76	45	300	2,667
Provision for income taxes	(754)	(28)	(16)	(114)	(912)

Income Before Discontinued Operations	1,492	48	29	186	1,755
Income from discontinued operations, net of tax	119	—	—	—	119

Net Income	$1,611	$48	$29	$186	$1,874

Basic Earnings per Common Share (1)
Income before discontinued operations	$.51	$.02	$.01	$.06	$.60
Income from discontinued operations, net of tax	$.04	$—	$—	$—	$.04

Net income	$.55	$.02	$.01	$.06	$.64

Diluted Earnings per Common Share (1)
Income before discontinued operations	$.51	$.02	$.01	$.06	$.60
Income from discontinued operations, net of tax	$.04	$—	$—	$—	$.04

Net income	$.55	$.02	$.01	$.06	$.64

	3 Mos. Ended 6/30/05 Reported (GAAP)	Special and Non-Recurring Items				3 Mos. Ended 6/30/05 Before Special Items
Unaudited		Sales of Businesses, Net	Impact of Operations Sold	Tax Benefits	Tax on Repatriated Earnings
Operating Revenues	$18,053	$—	$(53)	$—	$—	$18,000

Operating Expenses
Cost of services and sales	6,077	—	(20)	—	—	6,057
Selling, general & administrative expense	5,110	—	(13)	—	—	5,097
Depreciation and amortization expense	3,410	—	—	—	—	3,410
Sales of businesses, net	(530)	530	—	—	—	—

Total Operating Expenses	14,067	530	(33)	—	—	14,564

Operating Income	3,986	(530)	(20)	—	—	3,436
Operating income impact of operations sold	—	—	20	—	—	20
Equity in earnings of unconsolidated businesses	178	—	—	—	—	178
Other income and (expense), net	77	—	—	—	—	77
Interest expense	(528)	—	—	—	—	(528)
Minority interest	(711)	—	—	—	—	(711)

Income Before Provision for Income Taxes and Discontinued Operations	3,002	(530)	—	—	—	2,472
Provision for income taxes	(933)	194	—	(242)	232	(749)

Income Before Discontinued Operations	2,069	(336)	—	(242)	232	1,723
Income from discontinued operations, net of tax	44	—	—	—	—	44

Net Income	$2,113	$(336)	$—	$(242)	$232	$1,767

Basic Earnings per Common Share (1)
Income before discontinued operations	$.75	$(.12)	$—	$(.09)	$.08	$.62
Income from discontinued operations, net of tax	$.02	$—	$—	$—	$—	$.02

Net income	$.76	$(.12)	$—	$(.09)	$.08	$.64

Diluted Earnings per Common Share (1)
Income before discontinued operations	$.74	$(.12)	$—	$(.09)	$.08	$.62
Income from discontinued operations, net of tax	$.02	$—	$—	$—	$—	$.02

Net income	$.75	$(.12)	$—	$(.09)	$.08	$.63

Footnote:

(1)	EPS totals may not add due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Consolidated Statements of Income - Reconciliations

	(dollars in millions, except per share amounts)

	6 Mos. Ended 6/30/06 Reported (GAAP)	Special and Non-Recurring Items					6 Mos. Ended 6/30/06 Before Special Items
Unaudited		Extinguishment of Debt	Impact of Accounting for Share Based Payments	Merger Integration Costs	Verizon Center Relocation, Net	Severance, Pension and Benefits Charges
Operating Revenues	$44,736	$—	$—	$—	$—	$—	$44,736

Operating Expenses
Cost of services and sales	17,367	—	—	—	—	—	17,367
Selling, general & administrative expense	12,867	—	—	(132)	(90)	(300)	12,345
Depreciation and amortization expense	7,319	—	—	—	—	—	7,319
Sales of businesses, net	—	—	—	—	—	—	—

Total Operating Expenses	37,553	—	—	(132)	(90)	(300)	37,031

Operating Income	7,183	—	—	132	90	300	7,705
Operating income impact of operations sold	—	—	—	—	—	—	—
Equity in earnings of unconsolidated businesses	328	—	—	—	—	—	328
Other income and (expense), net	163	—	—	—	—	—	163
Interest expense	(1,226)	26	—	—	—	—	(1,200)
Minority interest	(1,854)	—	—	—	—	—	(1,854)

Income Before Provision for Income Taxes, Discontinued Operations and Cumulative Effect of Accounting Change	4,594	26	—	132	90	300	5,142
Provision for income taxes	(1,566)	(10)	—	(49)	(33)	(114)	(1,772)

Income Before Discontinued Operations and Cumulative Effect of Accounting Change	3,028	16	—	83	57	186	3,370
Income from discontinued operations, net of tax	257	—	—	—	—	—	257
Cumulative effect of accounting change, net of tax	(42)	—	42	—	—	—	—

Net Income	$3,243	$16	$42	$83	$57	$186	$3,627

Basic Earnings per Common Share (1)
Income before discontinued operations and cumulative effect of accounting change	$1.04	$.01	$—	$.03	$.02	$.06	$1.16
Income from discontinued operations, net of tax	$.09	$—	$—	$—	$—	$—	$.09
Cumulative effect of accounting change, net of tax	$(.01)	$—	$.01	$—	$—	$—	$—

Net income	$1.11	$.01	$.01	$.03	$.02	$.06	$1.25

Diluted Earnings per Common Share (1)
Income before discontinued operations and cumulative effect of accounting change	$1.03	$.01	$—	$.03	$.02	$.06	$1.15
Income from discontinued operations, net of tax	$.09	$—	$—	$—	$—	$—	$.09
Cumulative effect of accounting change, net of tax	$(.01)	$—	$.01	$—	$—	$—	$—

Net income	$1.11	$.01	$.01	$.03	$.02	$.06	$1.24

	6 Mos. Ended 6/30/05 Reported (GAAP)	Special and Non-Recurring Items				6 Mos. Ended 6/30/05 Before Special Items
Unaudited		Sales of Businesses, Net	Impact of Operations Sold	Tax Benefits	Tax on Repatriated Earnings
Operating Revenues	$35,735	$—	$(202)	$—	$—	$35,533

Operating Expenses
Cost of services and sales	12,029	—	(73)	—	—	11,956
Selling, general & administrative expense	10,187	—	(51)	—	—	10,136
Depreciation and amortization expense	6,786	—	—	—	—	6,786
Sales of businesses, net	(530)	530	—	—	—	—

Total Operating Expenses	28,472	530	(124)	—	—	28,878

Operating Income	7,263	(530)	(78)	—	—	6,655
Operating income impact of operations sold	—	—	78	—	—	78
Equity in earnings of unconsolidated businesses	371	—	—	—	—	371
Other income and (expense), net	202	—	—	—	—	202
Interest expense	(1,076)	—	—	—	—	(1,076)
Minority interest	(1,321)	—	—	—	—	(1,321)

Income Before Provision for Income Taxes and Discontinued Operations	5,439	(530)	—	—	—	4,909
Provision for income taxes	(1,684)	194	—	(242)	232	(1,500)

Income Before Discontinued Operations	3,755	(336)	—	(242)	232	3,409
Income from discontinued operations, net of tax	115	—	—	—	—	115

Net Income	$3,870	$(336)	$—	$(242)	$232	$3,524

Basic Earnings per Common Share (1)
Income before discontinued operations	$1.36	$(.12)	$—	$(.09)	$.08	$1.23
Income from discontinued operations, net of tax	$.04	$—	$—	$—	$—	$.04

Net income	$1.40	$(.12)	$—	$(.09)	$.08	$1.27

Diluted Earnings per Common Share (1)
Income before discontinued operations	$1.34	$(.12)	$—	$(.09)	$.08	$1.22
Income from discontinued operations, net of tax	$.04	$—	$—	$—	$—	$.04

Net income	$1.38	$(.12)	$—	$(.09)	$.08	$1.26

Footnote:

(1)	EPS totals may not add due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Selected Financial and Operating Statistics

	(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 6/30/06	3 Mos. Ended 6/30/05	6 Mos. Ended 6/30/06	6 Mos. Ended 6/30/05
Debt to debt and shareowners’ equity ratio-end of period	48.6%	51.5%	48.6%	51.5%

Book value per common share	$15.45	$13.94	$15.45	$13.94

Cash dividends declared per common share	$.405	$.405	$.810	$.810

Common shares outstanding (in millions)
End of period	2,899	2,765	2,899	2,765

Capital expenditures (including capitalized software)
Wireline	$2,592	$2,152	$5,010	$4,044
Domestic Wireless	1,597	1,698	3,178	3,339
Information Services	13	20	26	33
Other	75	116	97	122

Total	$4,277	$3,986	$8,311	$7,538

Total employees (1)	252,235	214,623	252,235	214,623

Footnote:

(1)	Prior period adjusted to reflect comparable figure.

Verizon Communications Inc.

Consolidated Balance Sheets

	(dollars in millions)

Unaudited	6/30/06	12/31/05	$ Change
Assets
Current assets
Cash and cash equivalents	$1,186	$776	$410
Short-term investments	2,075	2,498	(423)
Accounts receivable, net	10,451	8,784	1,667
Inventories	1,698	1,714	(16)
Assets held for sale	3,577	3,336	241
Prepaid expenses and other	2,289	2,168	121

Total current assets	21,276	19,276	2,000

Plant, property and equipment	200,080	188,278	11,802
Less accumulated depreciation	119,083	115,125	3,958

	80,997	73,153	7,844

Investments in unconsolidated businesses	4,206	4,604	(398)
Wireless licenses	48,250	47,781	469
Goodwill	5,387	392	4,995
Other intangible assets, net	5,290	4,193	1,097
Other assets	18,437	18,731	(294)

Total Assets	$183,843	$168,130	$15,713

Liabilities and Shareowners’ Investment
Current liabilities
Debt maturing within one year	$10,326	$6,688	$3,638
Accounts payable and accrued liabilities	14,335	12,066	2,269
Liabilities related to assets held for sale	2,080	1,865	215
Other	7,598	5,551	2,047

Total current liabilities	34,339	26,170	8,169

Long-term debt	32,030	31,569	461
Employee benefit obligations	19,680	18,198	1,482
Deferred income taxes	20,943	22,715	(1,772)
Other liabilities	4,327	3,363	964

Minority interest	27,745	26,435	1,310

Shareowners’ investment
Common stock	294	277	17
Contributed capital	30,381	25,369	5,012
Reinvested earnings	16,729	15,905	824
Accumulated other comprehensive loss	(1,497)	(1,783)	286
Common stock in treasury, at cost	(1,284)	(353)	(931)
Deferred compensation - employee stock ownership plans and other	156	265	(109)

Total shareowners’ investment	44,779	39,680	5,099

Total Liabilities and Shareowners’ Investment	$183,843	$168,130	$15,713

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

	(dollars in millions)

Unaudited	6 Mos. Ended 6/30/06	6 Mos. Ended 6/30/05	$ Change
Cash Flows From Operating Activities
Net Income	$3,243	$3,870	$(627)
Adjustments to reconcile net income to net cash provided by operating activities - continuing operations:
Depreciation and amortization expense	7,319	6,786	533
Sales of businesses, net	—	(530)	530
Employee retirement benefits	1,040	815	225
Deferred income taxes	(663)	(739)	76
Provision for uncollectible accounts	600	576	24
Equity in earnings of unconsolidated businesses	(328)	(371)	43
Cumulative effect of accounting change, net of tax	42	—	42
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(1,021)	(1,246)	225
Other, net	1,053	612	441

Net cash provided by operating activities - continuing operations	11,285	9,773	1,512
Net cash provided by operating activities - discontinued operations	252	139	113

Net cash provided by operating activities	11,537	9,912	1,625

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(8,311)	(7,538)	(773)
Acquisitions, net of cash acquired, and investments	1,471	(4,438)	5,909
Proceeds from disposition of businesses	—	1,326	(1,326)
Net change in short-term investments	1,026	534	492
Other, net	404	(689)	1,093

Net cash used in investing activities - continuing operations	(5,410)	(10,805)	5,395
Net cash used in investing activities - discontinued operations	(76)	(117)	41

Net cash used in investing activities	(5,486)	(10,922)	5,436

Cash Flows From Financing Activities
Proceeds from long-term borrowings	3,971	8	3,963
Repayments of long-term borrowings and capital lease obligations	(8,689)	(1,947)	(6,742)
Increase (decrease) in short-term obligations, excluding current maturities	2,585	4,397	(1,812)
Dividends paid	(2,365)	(2,188)	(177)
Proceeds from sale of common stock	69	32	37
Purchase of common stock for treasury	(1,009)	(194)	(815)
Other, net	(27)	39	(66)

Net cash provided by (used in) financing activities - continuing operations	(5,465)	147	(5,612)
Net cash used in financing activities - discontinued operations	(176)	(22)	(154)

Net cash provided by (used in) financing activities	(5,641)	125	(5,766)

Increase (decrease) in cash and cash equivalents	410	(885)	1,295
Cash and cash equivalents, beginning of period	776	2,290	(1,514)

Cash and cash equivalents, end of period	$1,186	$1,405	$(219)

Verizon Communications Inc.

Wireline – Selected Financial Results

	(dollars in millions)

Unaudited	3 Mos. Ended 6/30/06	3 Mos. Ended 6/30/05	% Change	6 Mos. Ended 6/30/06	6 Mos. Ended 6/30/05	% Change
Wireline Operating Revenues
Verizon Telecom
Mass Markets	$5,693	$5,142	10.7	$11,374	$10,231	11.2
Wholesale	2,097	2,265	(7.4)	4,158	4,523	(8.1)
Other	617	628	(1.8)	1,247	1,258	(0.9)
Verizon Business
Enterprise Business	3,525	1,594	121.1	6,907	3,166	118.2
Wholesale	786	273	187.9	1,540	532	189.5
International and Other	804	—	—	1,523	—	—
Eliminations	(742)	(457)	62.4	(1,485)	(898)	65.4

Total Operating Revenues	12,780	9,445	35.3	25,264	18,812	34.3

Operating Expenses
Cost of services and sales	6,121	3,855	58.8	12,121	7,701	57.4
Selling, general & administrative expense	3,026	2,192	38.0	6,049	4,272	41.6
Depreciation and amortization expense	2,407	2,198	9.5	4,788	4,385	9.2

Total Operating Expenses	11,554	8,245	40.1	22,958	16,358	40.3

Operating Income	$1,226	$1,200	2.2	$2,306	$2,454	(6.0)
Operating Income Margin	9.6%	12.7%		9.1%	13.0%

Segment Income	$486	$459	5.9	$807	$963	(16.2)

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Wireline – Selected Operating Statistics

Unaudited	6/30/06	6/30/05	% Change
Switched access lines in service* (000)
Residence	29,373	32,441	(9.5)
Business	17,211	17,842	(3.5)
Public	366	408	(10.3)

Total	46,950	50,691	(7.4)

Wholesale voice connections** (000)	3,806	6,172	(38.3)
Broadband connections (000)	6,125	4,142	47.9

Unaudited	3 Mos. Ended 6/30/06	3 Mos. Ended 6/30/05	% Change	6 Mos. Ended 6/30/06	6 Mos. Ended 6/30/05	% Change
High capacity and digital data revenues ($ in millions)***
Data transport	$3,724	$1,882	97.9	$7,278	$3,747	94.2
Data solutions	248	211	17.5	474	389	21.9

Total revenues	$3,972	$2,093	89.8	$7,752	$4,136	87.4

Footnotes:

*	Includes former MCI In-Franchise retail lines in 2006.
**	Resale and UNE-P lines, including lines covered under commercial agreements. Wholesale voice connections in 2006 exclude in-region UNE-P lines purchased by former MCI entities as retail lines.
***	High capacity and digital data revenues for the six months ended June 30, 2006 exclude approximately $96 million, attributable to amounts earned by the former MCI prior to the completion of the merger with Verizon.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

	(dollars in millions)

Unaudited	3 Mos. Ended 6/30/06	3 Mos. Ended 6/30/05	% Change	6 Mos. Ended 6/30/06	6 Mos. Ended 6/30/05	% Change
Revenues
Service revenues	$8,036	$6,874	16.9	$15,645	$13,431	16.5
Equipment and other	1,226	972	26.1	2,430	1,833	32.6

Total Revenues	9,262	7,846	18.0	18,075	15,264	18.4

Operating Expenses
Cost of services and sales	2,752	2,282	20.6	5,417	4,380	23.7
Selling, general & administrative expense	2,946	2,607	13.0	5,705	5,237	8.9
Depreciation and amortization expense	1,190	1,175	1.3	2,464	2,325	6.0

Total Operating Expenses	6,888	6,064	13.6	13,586	11,942	13.8

Operating Income	$2,374	$1,782	33.2	$4,489	$3,322	35.1
Operating Income Margin	25.6%	22.7%		24.8%	21.8%

Segment Income	$729	$517	41.0	$1,360	$950	43.2

Verizon Communications Inc.

Verizon Wireless – Selected Operating Statistics

Unaudited				6/30/06	6/30/05	% Change
Subscribers (000)				54,835	47,373	15.8
Penetration				21.5%	19.2%

Unaudited	3 Mos. Ended 6/30/06	3 Mos. Ended 6/30/05	% Change	6 Mos. Ended 6/30/06	6 Mos. Ended 6/30/05	% Change
Subscriber net adds in period(1) (000)	1,815	1,921	(5.5)	3,498	3,557	(1.7)
Total churn rate, including prepaid	1.1%	1.2%		1.2%	1.3%

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

(1)	Includes acquisition of 17,000 and 7,000 subscribers in the first and second quarters of 2006 respectively; and 32,000 and 4,000 subscribers in the first and second quarters of 2005, respectively.

Verizon Communications Inc.

Information Services – Selected Financial Results

	(dollars in millions)

Unaudited	3 Mos. Ended 6/30/06	3 Mos. Ended 6/30/05	% Change	6 Mos. Ended 6/30/06	6 Mos. Ended 6/30/05	% Change
Operating Revenues	$802	$870	(7.8)	$1,639	$1,751	(6.4)

Operating Expenses
Cost of services and sales	139	148	(6.1)	289	303	(4.6)
Selling, general & administrative expense	274	293	(6.5)	534	574	(7.0)
Depreciation and amortization expense	22	23	(4.3)	45	46	(2.2)

Total Operating Expenses	435	464	(6.3)	868	923	(6.0)

Operating Income	$367	$406	(9.6)	$771	$828	(6.9)
Operating Income Margin	45.8%	46.7%		47.0%	47.3%

Segment Income	$229	$255	(10.2)	$479	$519	(7.7)

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Other Reconciliations

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/06
EBITDA - Verizon Wireless
Segment income:
Wireline	$486
Verizon Wireless	729
Information Services	229

Total segments	1,444
Corporate and other	167

Consolidated net income	$1,611

Verizon Wireless EBITDA
Segment income	$729
Add/subtract non-operating items:
Provision for income taxes	552
Minority interest	986
Interest expense	115
Other income/(expense), net	(1)
Equity in earnings of unconsolidated businesses	(7)

Operating income	2,374
Add depreciation and amortization expense	1,190

Verizon Wireless EBITDA	$3,564

Verizon Wireless total revenues	$9,262

Verizon Wireless service revenues	$8,036

Verizon Wireless operating income margin	25.6%

Verizon Wireless EBITDA margin	44.4%

	(dollars in millions)

Unaudited	3 Mos. Ended 6/30/05	3 Mos. Ended 6/30/06
Domestic Wireless Cash Cost Per Customer
Domestic Wireless Cost of Services and Sales	$2,282	$2,752
Domestic Wireless Selling, General & Administrative Expense	2,607	2,946
Less Equipment and Other Revenue	(972)	(1,226)

Cash Expense	$3,917	$4,472
Cumulative average subscribers (millions)	139.10	161.65
Cash Expense Per Subscriber	$28.16	$27.66

Verizon Communications Inc.

Other Reconciliations

Operating Income and Margin

	(dollars in millions)
Unaudited	3 Mos. Ended 6/30/05	3 Mos. Ended 6/30/06
TOTAL VERIZON - ADJUSTED

Reported Revenue	$18,053	$22,678
Adjustments (see Consolidated Statements of Income - Reconciliations)	(53)	—

Adjusted Revenue	$18,000	$22,678

Pro forma adjustments (1)	4,168	—

Pro forma Adjusted Revenue	$22,168	$22,678

Reported Operating Income	$3,986	$3,591
Adjustments (see Consolidated Statements of Income - Reconciliations)	(550)	421

Adjusted Operating Income	$3,436	$4,012

Pro forma adjustments (1)	133	—

Pro forma Adjusted Operating Income	$3,569	$4,012

Reported Operating Income Margin	22.1%	15.8%
Pro forma Adjusted Operating Income Margin	16.1%	17.7%

Cash Expense
	(dollars in millions)
Unaudited	3 Mos. Ended 6/30/05	3 Mos. Ended 6/30/06
TOTAL VERIZON (Adjusted)
Reported Operating Expenses	$14,067	$19,087
Less Adjustments (see Consolidated Statements of Income - Reconciliations)	497	(421)
Less Depreciation and Amortization	(3,410)	(3,630)

Cash Operating Expenses	$11,154	$15,036

Pro forma adjustments (1)	$3,740	$—

Pro forma Cash Operating Expenses	$14,894	$15,036

(1)	For the three months ended June 30, 2005, the unaudited pro forma information contains the actual combined operating results of Verizon and the former MCI, with the results prior to the acquisition date adjusted to include the pro forma impact of: the elimination of transactions between Verizon and the former MCI; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the elimination of merger expenses incurred by the former MCI; and the elimination of severance expense incurred by the former MCI.

Verizon	Communications Inc.
Other	Reconciliations

Unaudited	1Q’06 Before Special Items	Pro Forma Adjustments (1)	(dollars in millions) 1Q’06 Pro Forma Before Special Items

Verizon Business Operating Revenue	$4,855	$180	$5,035

Total Wireline Operating Revenues	$12,484	$227	$12,711

Unaudited	2Q’05 Before Special Items	Pro Forma Adjustments (1)	(dollars in millions) 2Q’05 Pro Forma Before Special Items

Verizon Business Operating Revenue	$1,867	$3,591	$5,458

Total Wireline Operating Revenues	$9,445	$4,186	$13,631

(1)	MCI, Inc. results for the period prior to the acquisition, or January 1 through January 5, 2006.

For the three months ended June 30, 2005, the unaudited pro forma information contains the actual combined operating results of Verizon and the former MCI, with the results prior to the acquisition date adjusted to include the pro forma impact of the elimination of transactions between Verizon and the former MCI.

Verizon Communications Inc.

Other Reconciliations

Wireline Pro Forma Strategic Services

Unaudited	2Q’06 Before Special Items	Pro Forma Adjustments	(dollars in millions) 2Q’06 Pro Forma Before Special Items

Strategic Services Revenue	$938	$—	$938
All Other Verizon Business Revenues	4,177	—	4,177

Verizon Business Revenues	$5,115	$—	$5,115

	1Q’06 Before Special Items	Pro Forma Adjustments (1)	1Q’06 Pro Forma Before Special Items

Strategic Services Revenue	$841	$49	$890
All Other Verizon Business Revenues	4,014	131	4,145

Verizon Business Revenues	$4,855	$180	$5,035

Cash Expense

Unaudited	3 Mos. Ended 6/30/05	(dollars in millions) 3 Mos. Ended 6/30/06

Wireline (Adjusted)

Wireline Operating Expenses	$8,245	$11,554
Less: Depreciation and Amortization	(2,198)	(2,407)

Cash Operating Expenses	$6,047	$9,147

Pro forma adjustments (1)	$3,757	$—

Pro forma Cash Operating Expenses	$9,804	$9,147

(1)	MCI, Inc. results for the period prior to the acquisition, or January 1 through January 5, 2006.

For the three months ended June 30, 2005, the unaudited pro forma information contains the actual combined operating results of Verizon and the former MCI, with the results prior to the acquisition date adjusted to include the pro forma impact of: the elimination of transactions between Verizon and the former MCI; the elimination of merger expenses incurred by the former MCI; and the elimination of severance expense incurred by the former MCI.